Exhibit 10.19

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the 5th day of September, 2011 (“EFFECTIVE DATE”), by and between Thierry DERVIEUX an individual and his company DeNovo, a California limited liability corporation, located at, 240 Coral Rose Irvine, CA 92603 (“DERVIEUX”), and EXAGEN DIAGNOSTICS, INC., a corporation organized and existing under the laws of Delaware, having an office at 801 University Blvd. SE Suite 103 Albuquerque, NM 87106 (“EXAGEN”).

WHEREAS, DERVIEUX is the inventor and owner of certain PATENT RIGHTS, as noted in Schedule A, consisting of certain patents and patent applications, and has the right to grant licenses under such PATENT RIGHTS and has certain DERVIEUX KNOW-HOW;

WHEREAS, EXAGEN is experienced in the development, production, manufacture, marketing and sale of products and/or the use of similar products to the LICENSED TECHNOLOGY and

WHEREAS, EXAGEN desires to obtain a license under the PATENT RIGHTS AND DERVIEUX KNOW-HOW upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I - DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	“AFFILIATE” shall mean, with respect to either party, any entity that is controlled, operated or managed by a party, whether or not owned by such party.

1.2	“KNOW-HOW” shall mean any and all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, ideas, data, results and other information and materials relating to LICENSED TECHNOLOGY.

1.3	“EXAGEN TECHNOLOGY” shall mean any and all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, ideas, data, results and other information and materials used by EXAGEN to make products.

1.3	“FIELD OF USE” shall mean and include LICENSED TECHNOLOGY for use in the human healthcare market.

1.4	“IMPROVEMENTS” for DERVIEUX shall mean any improvements or enhancements made by either party to LICENSED TECHNOLOGY. For EXAGEN it shall mean any improvements made to EXAGEN TECHNOLOGY.

1.5	“LICENSED TECHNOLOGY” shall be the Patents Rights, Improvements and Know-How described in this Agreement including the Exhibit A herein.

1.6	“PATENT RIGHTS” shall mean the intellectual property described below:

(a)	Patents and/or patent applications listed in Exhibit A;

(b)	All patents issued from the applications listed in Exhibit A and from divisionals and continuations and continuations in part of these applications; and

(c)	Claims of all continuation in part and divisional applications, and of the resulting patents, which are directed to subject matter specifically described in applications listed in Exhibit A.

1.7	“NET SALES” shall mean the amount collected by EXAGEN or its AFFILIATES to third parties while using LICENSED TECHNOLOGY and services or testing using the LICENSED TECHNOLOGY and services. Such amount shall be the net amount collected less only:

(a)	Actual cost of freight, shipping and insurance charges or freight absorption if separately stated in such invoice;

(b)	Actual trade, quantity or cash discounts actually allowed, to include discounts to managed care organizations, so long as such discounts: (i) are in amounts customary in the trade, and do not violate federal state laws or regulations;

(c)	Actual credits and allowances granted for rightful product returns and recalls;

(d)	Rebates paid or credited to managed care organizations and governmental agencies with respect to Medicaid, Medicare or similar state and federal government programs; and

(e)	Sales taxes, tariff duties and/or use taxes actually paid if separately stated on each invoice.

(f)	Pass through costs for cost of acquiring the blood sample.

1.8	“TERRITORY” shall mean Worldwide except Australia and New Zealand.

ARTICLE 2 – LICENSE GRANT

Subject to the terms and conditions of this Agreement, DERVIEUX hereby grants to EXAGEN, the exclusive right and license to develop, make, have made, use, offer for sale, import and sell the LICENSED TECHNOLOGY in the TERRITORY within the FIELD OF USE and in such connection to practice under DERVIEUX KNOW-HOW and the PATENT RIGHTS until the last patent expires on a country by country basis, unless this Agreement is terminated as provided herein.

ARTICLE 3 - DUE DILIGENCE

3.1	EXAGEN shall use its commercially reasonable efforts to bring the LICENSED TECHNOLOGY to market as soon as practicable, consistent with sound and reasonable business practice and judgment, and to continue active, diligent efforts for the commercialization of the LICENSED TECHNOLOGY in the TERRITORY throughout the term of this Agreement.

3.2	Upon execution of this Agreement, DERVIEUX will provide EXAGEN access and support to the following products, services and other activities:

(a)	Assistance with technology transfer.

(b)	Assistance with the establishment of clinical performances.

(c)	DERVIEUX will use its commercially reasonable efforts to assist with ongoing clinical validation of the Licensed Technology.

(d)	Preparation and compilation of Key scientific publications.

(e)	Sharing of new clinical data especially on-going clinical activities.

3.3	The parties agree to work on new product development using the LICENSED TECHNOLOGY.

3.4.	EXAGEN shall own any IMPROVEMENTS made to LICENSED TECHNOLOGY made by EXAGEN or by DERVIEUX while employed by or is a consultant of EXAGEN, including any IMPROVEMENTS that is a result of the efforts described in section 3.2 and 3.3 above. EXAGEN shall have the option and right to file, prosecute, maintain, defend and enforce any relevant patents, at its sole expense and in its sole name or the name of its designee. Such IMPROVEMENTS are for the duration of this Agreement to the extent necessary/applicable included under the license grant in section 2.

3.5	EXAGEN shall own any IMPROVEMENTS made to all non-LICENSED TECHNOLOGY, including those to EXAGEN TECHNOLOGY and any IMPROVEMENTS that is a result of the efforts described in section 3.2 and 3.3 above.

3.5	EXAGEN’s material failure to perform in accordance with Section 3.1 hereof shall be grounds for DERVIEUX to terminate this Agreement pursuant to Section 10.3(a); except that through no fault of EXAGEN and following the commercially reasonable efforts of EXAGEN. Upon termination or expiration of this Agreement for any reason (except for DERVIEUX’S material breach) all rights and interest to the PATENT RIGHTS, DERVIEUX KNOW-HOW AND DERVIEUX IMPROVEMENTS and any other rights granted by DERVIEUX shall revert to DERVIEUX.

ARTICLE 4 - LICENSE CONSIDERATION – DELIVERY CONDITIONS

4.1	In consideration of the rights, privileges and license granted by DERVIEUX hereunder, EXAGEN shall pay royalties and other monetary consideration as follows:

(a)	One time [***] dollars ($[***] US$) upon the issuance of first invoice for sale or use of LICENSED TECHNOLOGY using PATENT RIGHTS.

(b)	One time [***] dollars ($[***] US$) upon attaining $[***] in NET SALES in a calendar year using LICENSED TECHNOLOGY and PATENT RIGHTS.

(c)	One time [***] dollars ($[***] US$) upon attaining $[***] in NET SALES in a calendar year using LICENSED TECHNOLOGY and PATENT RIGHTS.

(d)	Royalty of [***]% of NET SALES for products using or comprising LICENSED TECHNOLOGY, using PATENT RIGHTS. If LICENSED TECHNOLOGY is used in combination with other technologies not using LICENSED TECHNOLOGY, the Royalties will be calculated using that portion of NET SALES attributable to LICENSED TECHNOLOGY.

(e)	If such LICENSED TECHNOLOGY is sub licensed to a third party, DERVIEUX shall receive [***]% of all license fees and royalties attributed to the LICENSED TECHNOLOGY.

4.5	In the event that it should prove necessary for EXAGEN to license intellectual property rights owned by a third party in order to practice the LICENSED TECHNOLOGY in order to avoid infringing the patent or other intellectual property rights of such third party, then EXAGEN shall be entitled to [***]% of a credit of such third party royalties against royalties due to DERVIEUX under Section 4.1, provided that (i) in no event shall the royalty rate applicable to NET SALES payable to DERVIEUX be less than [***] percent ([***]%).

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.6	All payments pursuant to this Agreement may be made in United States dollars. Payments under Section 4.1(d) are payable on a country by country basis only in those countries in which there are Patent Rights with respect to the applicable Licensed Technology.

ARTICLE 5 - REPORTS

5.1	Within sixty (60) days after each March 31, June 30, September 30 and December 31 of each year during the term of this Agreement beginning in the year of the first commercial sale of LICENSED TECHNOLOGY, EXAGEN shall make payment and deliver to DERVIEUX reports of:

(a)	Total collections for all such products; and

(b)	Total royalties due.

5.2	EXAGEN shall keep full, true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to DERVIEUX hereunder. Such books of account shall be kept at EXAGEN’s principal place of business. Such books and the supporting data related thereto shall be made available at reasonable times for no more than once a calendar year for three (3) years following the end of the calendar year to which they pertain to the inspection of DERVIEUX or its agents for the purpose of verifying EXAGEN’S royalty statement or compliance in other respects with this Agreement. The fees and expenses of DERVIEUX’S representatives shall be borne by DERVIEUX; however, if an error of more than [***] percent ([***]%) of the total payments, then EXAGEN shall bear the fees and expenses of DERVIEUX’S representatives.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 6 - PATENT PROSECUTION

6.1	EXAGEN with DERVIEUX shall apply for and seek prompt issuance of and maintain during the term of this Agreement the PATENT RIGHTS in the United States, Australia and other countries it may designate as pertinent in the TERRITORY. EXAGEN shall have the right to determine and manage the legal strategy and prosecute the PATENT RIGHTS.

6.2	If EXAGEN decides not to seek patent coverage in any country in the Territory, then DERVIEUX may give a 60 day notice to EXAGEN that it will seek patent coverage. If EXAGEN does not take action within that time period, DERVIEUX shall have the right to file for such coverage at his own cost. If such patent is issued, all rights for that country would revert to DERVIEUX.

6.3	Except as noted in Section 6.2 all fees and costs including attorneys’ fees relating to the filing, prosecution and maintenance of the PATENT RIGHTS in the TERRITORY shall be the responsibility of EXAGEN.

ARTICLE 7 - INFRINGEMENT ACTIONS

7.1	EXAGEN shall inform DERVIEUX promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof.

7.2	During the term of this Agreement, EXAGEN shall be responsible, but shall not be obligated, to prosecute at its own expense all infringements of the PATENT RIGHTS in the TERRITORY. In furtherance of such right, DERVIEUX hereby agrees that EXAGEN may include DERVIEUX as a party plaintiff in any such suit, without expense to DERVIEUX. The total cost of any such infringement action commenced or defended solely by EXAGEN shall be borne by EXAGEN and EXAGEN shall receive any recovery or damages for past infringement derived therefrom.

7.3

If within thirty (30) days after having been notified of any alleged infringement, EXAGEN shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if EXAGEN shall notify DERVIEUX at any time prior thereto of its intention not to bring

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

suit against any alleged infringer, then, and in those events only, DERVIEUX shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the PATENT RIGHTS, and DERVIEUX may, for such purposes, use the name of EXAGEN as party plaintiff. DERVIEUX shall bear all costs and expenses of any such suit. In any settlement or other conclusion, by litigation or otherwise, [***]

7.4	In the event that a declaratory judgment action alleging invalidity or infringement of any of the PATENT RIGHTS shall be brought against DERVIEUX, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.5	In any infringement suit either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 8 – DERVIEUX WARRANTIES - INDEMNIFICATION - DISCLAIMER/LIMITATION OF LIABILITY

8.1.1	DERVIEUX hereby warrants that the Patent filings, delivered to EXAGEN to the best of his knowledge not infringe any existing or filed patents by himself or a third party and that no other parties have right to the disclosures make within. DERVIEUX makes no representation or warranty that the end products developed by EXAGEN will meet the requirements of regulatory authorities.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES A REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED

8.2	EXAGEN shall at all times during the term of this Agreement and thereafter indemnify, defend and hold DERVIEUX harmless against all claims and expenses, including legal

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

expenses and reasonable attorneys’ fees, arising out of a) EXAGEN’s activities under this Agreement or b) EXAGEN’s breach of this Agreement. EXAGEN shall provide this defense and indemnify, the parties are named either jointly or severally, as a party defendant. The obligation of EXAGEN to defend and indemnify as set forth herein shall survive termination of this Agreement and shall not be limited by any other limitation of liability elsewhere in this Agreement.

8.3	DERVIEUX shall at all times during the term of this Agreement and thereafter indemnify, defend and hold EXAGEN harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of DERVIEUXS breach of warranties made under this Agreement. DERVIEUX shall provide this defense and indemnify, the parties named either jointly or severally, as a party defendant. The obligation of DERVIEUX to defend and indemnify as set forth herein shall survive termination of this Agreement and shall not be limited by any other limitation of liability elsewhere in this Agreement.

ARTICLE 9 - ASSIGNMENT

9	Except as expressly provided hereunder, this Agreement is not assignable without the prior written consent of the other party which consent shall not be unreasonably withheld, provided that either party may assign this Agreement and its rights and obligations thereunder, without the other party’s prior written consent in connection with the transfer or sale of all or substantially all of the assignee’s business relating to this agreement to a third party, whether by merger, sale of stock, sale of assets or otherwise subject to the assigning party providing at least 10 business days written notification to the other party and further subject to the assignee agreeing writing to be bound to all the terms and conditions of this License. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

ARTICLE 10 - TERMINATION

10.1	This Agreement shall remain in force until terminated by a party pursuant to the provisions below.

10.2	EXAGEN may terminate this Agreement for convenience upon 12 months written notice.

10.3	Either party shall have the right to terminate this Agreement for material breach if:

(a)	A party shall default in the performance of any of the obligations herein contained and such default has not been cured within [***]days after receiving written notice thereof; or

(b)	Either party shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.

10.4	Upon termination of this Agreement, neither party shall be released from any obligation that matured prior to the effective date of such termination. EXAGEN and any affiliate may, however, for a maximum of six months after the effective date of such termination, sell all products under the LICENSED TECHNOLOGY which EXAGEN produced prior to the effective date of such termination, provided that EXAGEN shall pay to DERVIEUX the royalties thereon as required by Article 4 hereof.

ARTICLE 11 – NOTICES

11	Any payment, notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified or registered mail, postage prepaid, or by overnight courier, with proof of delivery by receipt, addressed to the address below or as either party shall designate by written notice to the other party.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In the case of DERVIEUX:	In the case of EXAGEN:

Thierry Dervieux	EXAGEN Diagnostics, Inc.
240 Coral Rose	801 University Blvd SE
Irvine, CA 92603	Suite 103
Albuquerque, NM 87106
Attn: President

ARTICLE 12 - AMENDMENT, MODIFICATION

12	This Agreement may not be amended or modified except by the execution of a written instrument signed by the parties hereto.

ARTICLE 13 - MISCELLANEOUS

13.1	This Agreement shall be construed and interpreted in accordance with the laws of the state of New Mexico. Any dispute arising out of or in connection with this contract, including any disputes regarding the existence, validity or termination, shall be settled by arbitration arranged by using an arbiter of mutual agreement.

13.2	The parties acknowledge that this Agreement sets forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and all previous understandings between the parties, written or oral, regarding such subject matter.

13.3	Nothing contained in this Agreement shall be construed as conferring upon either party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other party, including any contraction, abbreviation, or simulation of any of the foregoing.

13.4	If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

13.5	Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.

13.6	The parties acknowledge that both parties are free to publish the results of the research and commercial activities under this Agreement and that the publications may involve the PATENT RIGHTS or LICENSED TECHNOLOGY. DERVIEUX agrees to supply to EXAGEN any proposed publication or presentation regarding the subject matter specifically described in the PATENT RIGHTS at least [***] days before its submittal for publication or its presentation so it may have ample time to prepare commercial strategies and support material.

13.7	The term “Confidential Information” shall mean any and all proprietary or confidential information of DERVIEUX or EXAGEN which may be exchanged between parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that either party can establish by competent proof that it: (i) is publically disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; (ii) was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party’s employees); (iii) is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or (iv) has been published by a third party as a matter of right. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information; (b) not disclose such Confidential Information to any third party and (c) not use such confidential Information for any purpose except those permitted in this Agreement. Notwithstanding the foregoing, if a party is required by law, regulation or court order to disclose Confidential Information of the other party, the party required to make such disclosure shall limit the same to the minimum required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure that party shall notify the other party shall notify the other party, not later than ten (10) days (or shorter period of time as may be practicable under the circumstances) before the disclosure in order to allow that other party to comment and/or to obtain protective or other order, including extensions of time and the like, with respect to such disclosure. In addition, a party may disclose Confidential Information to the other party to employees, board members and potential partners, acquirers, or to other third parties in connection with due diligence or similar investigations by third parties or potential third party investors in confidential financing document, provided, in each case, that any such employee, consultant, agent, sublicense, potential sublicense or other third party agrees to be bound by terms of confidentiality and non-use.

IN WITNESS WHEREOF, the parties have set their hands and seals as of the date set forth on the first page hereof.

DERVIEUX

By	/s/ Thierry Dervieux
Thierry Dervieux

EXAGEN DIAGNOSTICS, INC.

By	/s/ Scott L. Glenn
Scott L. Glenn Chairman/CEO

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

PATENT RIGHTS

Title	Inventor	Application No. Filing Date
[***]	[***]	[***]

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.